Exhibit 10.24

November 12, 2012

Convertible Bridge Loan Agreement

Dated November 12, 2012

between

1.	Pieris AG, whose principal place of business is at Lise-Meitner-Str. 30, 85354 Freising, Germany (the “Company”), represented by its management board, consisting of Stephen Yoder, Claus Schalper and Dr. Laurent Audoly, and its supervisory board, being represented by its chairman, Dr. Hans A. Küpper, and

2.	the persons listed in Exhibit A, who are the shareholders of the Company (the “Shareholders”).

3.	The Company and the Shareholders shall be jointly referred to as the “Parties”.

Preamble

1.	The Shareholders are the current holders of all shares in the Company, which is registered in the commercial register of the local court of Munich (hereinafter referred to as the “Commercial Register”) under no. HRB 133223. The object of the Company is biotechnological research as well as the development and distribution of the research results.

2.	With regard to the Company a series of rounds of financing providing for equity capital were closed and corresponding agreements were entered into, in particular the Investment Agreement and the Shareholders Agreement both dated October 23, 2002, the Investment Agreement dated October 14, 2004 (file no. V2519/2004 of the notary Dr. Oliver Vossius, Munich) and the Investment Agreement and the Shareholders Agreement both dated November 13, 2006. All aforementioned agreements were consolidated and replaced by the Consolidated Shareholders’ Agreement 2008 and Investment Agreement both dated March 26, 2008.

3.	The current shareholding in the Company is as follows:

Name of Shareholder	Number of Common Shares	Number of Preferred Shares Series A	Number of Preferred Shares Series A-1	Number of Preferred Shares Series B
Prof. Skerra Bet. GmbH	43,663
Dr. Steffen Schlehuber	1,162
Claus Schalper	870
Dr. Karsten Schürrle	584
MAPO Bet. GmbH	5,664
BioM AG	2,950			1,852
BioM Venture Capital GmbH & Co. KG	1,870	40,537	8,277	5,926
Transconnect Corporate Finance Beratungs GmbH	3,230	6,755	2,570	6,189
The Global Life Science Ventures Fonds II GmbH & Co. KG		45,606	17,358	31,035
The Global Life Science Ventures Fund II LP		35,474	13,501	24,139
Gilde Europe Food & Agribusiness Fund B.V.		81,080	30,858	55,174
Baytech Venture Capital GmbH & Co. KG		60,812	9,312	9,312
Coöperatieve AAC LS U.A.		54,049	14,070	33,575
KfW			22,973	11,324
Technologie Beteiligungsfonds II Bayern GmbH & Co. KG			13,513	6,659
Orbimed Private Investments III, LP				183,438
Orbimed Associates III, LLC				1,747
Novo Nordisk A/S				92,593

Total	59,993	324,313	132,432	462,963

4.	The Company now seeks a bridge financing amounting to a total of EUR 2,000,000 in this financing round (the “2012 Financing Round”) to be provided by a convertible bridge loan granted to the Company by those shareholders of the Company listed in the table in Sec. 1 para. (2) of this Convertible Bridge Loan Agreement (the “Investors”).

5.

To this end, the Investors intend to make available to the Company a bridge loan in the total amount of EUR 2,000,000 which shall be convertible into shares of the Company, subject to the terms and conditions of this Convertible Bridge Loan Agreement. The Investors were initially offered an investment in the Convertible Bridge Loan pro rata their shareholding in the shares of the Company. As one or several Investors did not participate in the granting of the Convertible Bridge Loan with their pro rata share of the loan, the

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remaining principal amount of the Convertible Bridge Loan was offered to the other Investors pro rata their shareholding among such other Investors, resulting in the principal amount of the Convertible Bridge Loan being divided as displayed in Sec. 1 para. (2) of this Convertible Bridge Loan Agreement.

6.	The Parties intend to regulate their current and future relationship as shareholders of the Company by entering into a separate consolidated shareholders’ agreement (the “CSA 2012”), attached hereto as Exhibit B. The CSA 2012 shall form an integral part of this Convertible Bridge Loan Agreement. Terms used but not defined herein shall have the same meaning as given to them in the CSA 2012. Upon this Convertible Bridge Loan Agreement and the CSA 2012 coming into force, all prior agreements between the undersigning parties regulating their relationship as shareholders of the Company, including but not limited to the agreements mentioned in para. (2) of this Preamble, are terminated and finally superseded.

7.	It is the common intention of the Parties that the shares of the Company are listed at a stock exchange or that the Company or all or part of its assets are sold or licensed to a third party on or before the Maturity Date (as such term is defined below) in order to repay the Convertible Bridge Loan on or before the Maturity Date.

NOW, THEREFORE, the Parties hereto enter into the following Convertible Bridge Loan Agreement (hereinafter referred to as this “Agreement”):

Sec. 1.

Convertible Bridge Loan

1.	Subject to subject to the terms and conditions of this Agreement, the Investors grant to the Company a loan in the amount of Euro 2,000,000 which shall be convertible into shares of the Company, subject to the terms and conditions of this Agreement (the “Convertible Bridge Loan”).

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2.	The principal amount of the Convertible Bridge Loan shall be divided between the Investors as follows (individually a “Loan Amount” and collectively, the “Loan Amounts”):

Investor	Loan Amount in EUR
Orbimed Private Investments III, LP	492.113
Orbimed Associates III, LLC	4.687
Novo Nordisk A/S	199.606
Transconnect Corporate Finance Beratungs GmbH	50.285
BioM AG	164.751
BioM Venture Capital GmbH & Co. KG	0
The Global Life Science Ventures Fonds II GmbH & Co. KG	252.173
The Global Life Science Ventures Fund II LP	196.145
Gilde Europe Food & Agribusiness Fund B.V.	421.015
Baytech Venture Capital GmbH & Co. KG	0
Coöperatieve AAC LS U.A.	219.225
KfW	0
Technologie Beteiligungsfonds II Bayern GmbH & Co. KG (BayernKapital)	0

Total	2,000,000.00

3.	All Shareholders hereby expressly consent to the distribution of the principal amount of the Convertible Bridge Loan among the Investors pursuant to para. (2) of this Sec. 1 and waive any subscription rights or similar rights in relation to the Convertible Bridge Loan.

4.	The Loan Amounts shall be paid out by the Investors to the Company within ten (10) bank working days in Frankfurt/Main, Germany, after the closing of this Agreement to an account submitted by the Company to the Investors in writing.

Sec. 2.

Use of proceeds

The Company shall use the Convertible Bridge Loan solely for general corporate purposes.

Sec. 3.

Term

The Convertible Bridge Loan is granted until December 31, 2013 (the “Maturity Date”).

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Sec. 4.

Interest

The Loan Amounts shall bear interest on the amount outstanding until the Loan Amounts are repaid at a rate of 12% per annum on or before the Maturity Date. If and to the extent the Loan Amounts have not been repaid by the Maturity Date, the Loan Amounts shall from then on bear interest on the amount outstanding at a rate of 18% per annum. The interest is to be calculated on the basis of a year with 360 days with 12 months of 30 days each. The interest on the Loan Amounts is due and payable upon repayment of the Loan Amounts to the Investors. If the Convertible Bridge Loan is converted into shares of the Company as provided in this Agreement, the respective formula set out in Sec. 11 of this Agreement shall apply.

Sec. 5.

Termination and Repayment

1.	The Investors are entitled to terminate the Convertible Bridge Loan and request the repayment of the Loan Amounts plus any interest accrued thereon

a.	on or at any time after the Maturity Date or

b.	in case of the closing of an Exit Event (as such term is defined in Sec. 11 para (1) of the CSA 2012) or

c.	in case of the closing of a financing of the Company lead by a financial or strategic investor currently not affiliated with the Company resulting in aggregate proceeds available to the Company of not less than EUR 10,000,000 (“Qualified Financing”), or

d.	in case of the closing of a partnering, collaboration, license or any similar business agreement resulting in aggregate proceeds available to the Company of not less than EUR 5,000,000, the termination of the Convertible Bridge Loan in accordance with this lit. (d) requiring, to be effective, the consent of the supervisory board of the Company, which shall pass a resolution based on the needs of the Company.

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2.	The Company and the Investors are entitled to terminate the Convertible Bridge Loan for good cause (aus wichtigem Grund) at any time. Furthermore and notwithstanding the foregoing, each Investor individually is entitled to terminate the respective Loan Amount. Good cause for the Investors includes, without limitation, the following events:

a.	voluntary bankruptcy / insolvency events (in particular if the Company is insolvent within the meaning of § 17 German Insolvency Code (Insolvenzordnung) or if the Company applies for such proceedings to be commenced or offers an out-of-court settlement in order to avoid such proceedings); or

b.	the opening of involuntary bankruptcy / insolvency proceedings (ErÖffnung eines Insolvenzverfahrens) over the Company’s assets.

3.	The termination right pursuant to para. (1) and (2) of this Sec. 5 must be exercised in writing.

4.	In case the Convertible Bridge Loan or a Loan Amount is validly terminated, the Company is obliged to repay the Loan Amounts or Loan Amount, respectively (plus interest accrued until that date), within five (5) bank working days in Frankfurt/Main, Germany.

Sec. 6.

Payments

1.	Unless an Investor gives other instructions in writing to the Company, all payments to be made to the respective Investor under this Agreement shall exclusively be made by money transfer in Euros to an account of the respective Investor submitted to the Company in writing.

2.	In the case the Company makes payments to the Investors, it is obliged to treat the Investors equally. Therefore, all payments to the Investors have to be made at the same time and pro rata their Loan Amounts.

3.	As far as the Company makes payments to the Investors disregarding the regulation under para. (2) of this Sec. 6, the Investors undertake vis-à-vis each other to compensate each other for such deviating payment to the ex-tent the aggrieved Investor would have received payments if the Company had considered the regulations under para. (2) of this Sec. 6.

Sec. 7.

Taxes and Duties

All payments by the Company to be made to the Investors under this Agreement shall be made without a discount or deduction of any existent or future taxes or duties of whatever kind raised in the Federal Republic of Germany, unless the Company is obliged to withhold or deduct such taxes or duties by law.

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Sec. 8.

Qualified Subordination

1.	The Parties herewith agree that claims for repayment of the Loan Amounts (including interest, costs and any other accessory claim, if any) (the “Claims”) shall be irrevocably subordinated to any and all other liabilities, with the exception of those ranking pari passu, of the Company vis-à-vis its current or future creditors and therefore do not have to be settled, as long as and to the extent that the Company is insolvent or over-indebted or was to be qualified as insolvent or over-indebted pursuant to §§ 17, 19 German Insolvency Code (Insolvenzordnung), would the Claims not be subordinated, or would an insolvency or over-indebtedness of the Company exist for any other reason. This subordination also applies to the final distribution of liquidation proceeds pursuant to § 199 German Insolvency Code in the event of an insolvency proceeding (Insolvenzverfahren). Repayments of the Loan Amounts shall only be made from future annual net income, net income from winding up or from other free assets (sonstiges freies Vermögen) of the Company. To the extent the Claims are subordinated, the Claims are ranked behind claims pursuant to § 39 para. 1 no. 5 German Insolvency Code (Insolvenzordnung).

2.	If German jurisprudence should require further requirements for a qualified subordination agreement to be apt to avoid insolvency or over-indebtedness under German Insolvency Law, the Claims of the Holder shall be regarded as having such rank as required in particular pursuant to German jurisprudence in order to avoid the passivation as liability in an over-indebtedness balance sheet (Überschuldungsbilanz) of the Company.

Sec. 9.

Conversion request

1.	The Investors are entitled but not obliged to request the conversion, in whole or in part, of the Loan Amounts into series B shares of the Company at the Series B Conversion Price (as defined in Sec. 11 of this Agreement) at any time after the Maturity Date if and to the extent the Loan Amounts have not been repaid on or before the Maturity Date.

2.	Upon the occurrence of an Exit Event prior to the Maturity Date, the Investors are entitled but not obliged to request the conversion, in whole or in part, of the Loan Amounts into series B shares at the Series B Conversion Price if and to the extent the Loan Amounts have not been repaid.

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3.	Upon the closing of a Qualified Financing, the Investors are entitled but not obliged to request the conversion, in whole or in part, of the Loan Amounts into the preferred stock of the Company, whether this is series B or any other series of preferred stock, which is issued to new investors in a Qualified Financing (the “Qualified Financing Shares”) at the Qualified Financing Conversion Price (as defined in Sec. 11 of this Agreement) if and to the extent the Loan Amounts have not been repaid.

4.	The Investors may request the conversion of the Loan Amounts according to para. (2) and (3) of this Sec. 9 at any time during a period of four (4) weeks after the occurrence of the Exit Event or closing of the Qualified Financing, respectively.

Sec. 10.

Conversion

1.	In order to request conversion of the Loan Amounts pursuant to Sec. 9 of this Agreement, the Investors shall submit to the Company a notice of conversion, in whole or in part, of the Loan Amounts (using the form enclosed in Exhibit C) (the “Conversion Notice”).

2.	In the event that the Company receives a Conversion Notice, the Company shall invite all Shareholders, with the exception of the persons listed as indirect shareholders in Exhibit A, to a shareholders’ meeting to be held within three months after receipt of the Conversion Notice by the Company, and all Shareholders undertake to vote their shares in such a shareholders’ meeting, to pass all resolutions required (including but not limited to resolutions on a capital increase required to issue the New Shares as defined below (the “Capital Increase”) and necessary amendments to the Company’s Articles of Association) to issue the respective number of new series B shares or Qualified Financing Shares, respectively (the “New Shares”), to be calculated according to Sec. 11 of this Agreement, to the Investors. The New Shares shall each be in registered form, and shall be issued as non-par value shares with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each, and shall be issued at an issue price (Ausgabebetrag) of EUR 1.00 per share without any premium. The New Shares shall have the right to participate in profits as from January 1, 2012.

3.

Each Shareholder undertakes individually for himself vis-à-vis each other party, to do or cause to be done everything necessary to implement the conversion request. Thus, the Shareholders undertake in particular to co-operate in the Capital Increase of the Company and in necessary amendments to the

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Company’s Articles of Association by exercising their voting rights in the shareholders’ meeting of the Company, by subscribing to the New Shares as provided in this Agreement and by waiving subscriptions rights to new shares in the Company if required to implement the conversion request.

4.	To the extent legally permitted, the Company and Shareholders shall secure that (i) the Company’s Management Board and the Supervisory Board will execute the Capital Increase, and (ii) the Company will (a) accept the subscription of New Shares as described above, as well as (b) without undue delay apply for registration and of the consummation of the capital increase with the commercial register.

5.	The Investors shall pay in full their respective part of the cash contribution (EUR 1.00 per share) within ten (10) bank working days in Frankfurt/Main, Germany, after such Investor has subscribed for New Shares to the Company’s special account to be named by the Company. Payments shall be made exclusively to this special account, which will be opened solely for this purpose and must not be used for other transactions or payments prior to the aforementioned payments. This special account must not have a debit balance immediately prior to the aforementioned payments being effected, so that the Company’s Management Board can freely dispose of the amounts paid (cf. Sec. 188, 36, 36a, 37 German Act on Stock Corporations; “AktG”).

6.	In the event that the Investors request the conversion, in whole or in part, of the Loan Amounts in accordance with Sec. 9 para. (1), (2) or (3) of this Agreement and subscribe for the New Shares, each Investor shall contribute (einlegen) without consideration his claim for repayment of the respective Loan Amount into the Company’s capital reserves pursuant to § 272 para. (2) No. 4 German Commercial Code (Handelsgesetzbuch). The aforementioned contribution will be made subject to the implementation (Durchfúhrung) of the Capital Increase, i.e. the effective issue of the respective New Shares to such Investor. For clarification purposes: the Company itself shall not be entitled to demand the contribution pursuant to this para. (6). Alternatively to the aforementioned contribution of the claim for repayment, the Investors may elect to waive their claims for repayment vis-à-vis the Company. In this case, sentences 2 and 3 of this para. (6) shall apply accordingly.

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Sec. 11.

Number of new Shares

1.	The number of New Shares to be issued in the course of the conversion in accordance with Sec. 9 para. (1) and (2) of this Agreement to each Investor shall be determined by the Loan Amount, to the extent that has been paid out, divided by the “Series B Conversion Price”, which is to be calculated as follows:

Series B Conversion Price =

EUR 53 divided by [1 + (0.01 * M + 0.015 * N)],

whereby M is the number of full months (rounded off) from the payment of the Loan Amounts to the Company until the earlier of the (i) Maturity Date, or, (ii) the closing of a Qualified Financing or an Exit Event and whereby N is the number of full months (rounded off) from the payment of the Loan Amounts to the Company until Conversion less M.

2.	The number of Qualified Financing Shares with a nominal value of EUR 1.00 each to be issued in the course of the conversion in accordance with Sec. 9 para. (3) of this Agreement to each Investor shall be determined by the Loan Amount, to the extent that has been paid out, divided by the “Qualified Financing Conversion Price”, which is to be calculated as follows:

Qualified Financing Conversion Price =

the price per share of preferred stock of the Company issued to investors in a Qualified Financing less a discount of twenty percent (20%) divided by [1 + (0.01 * M + 0.015 * N)]

whereby M and N have the meaning as defined in para. (1) of this Sec. 11.

3.	If the Loan Amount of an Investor exceeds the portion of the loan attributable to such an Investor pro rata its shareholding in the shares of the Company, the number of New Shares into which the exceeding amount is converted in accordance with this Sec. 11 shall be multiplied by the factor 1.2, the result being rounded down to the nearest whole number.

4.	Residual amounts of the respective Loan Amounts that are indivisible after application of para (1) and (2) of this Sec. 11 are awarded to such Investor who has the highest Loan Amount and will increase his Loan Amount which is subject to conversion in accordance with para (1) and (2) of this Sec. 11, the result being rounded down to the nearest whole number.

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Sec. 12.

Lapse of the Conversion Right

1.	The right of the Investors to request conversion pursuant to Sec. 9 of this Agreement lapses provided that

a.	the Company is converted to a different or into another legal entity within the meaning of the German Act on Transformations (Umwandlungsgesetz), and

b.	the Investors are compensated with (i) conversion rights to shares of the new legal entity, or (ii) shares of the new legal entity, each of equal value.

2.	Shares or respectively conversion rights in the new legal entity are considered as having equal value, if their value is equivalent to the value of the conversion rights of the Company on the point in time of the effectiveness of the conversion.

3.	The valuation of these conversion rights / shares will be undertaken by the auditor of the conversion or, if an audit within the conversion is not mandatory by law, by a business valuator to be instructed by the Company and the Investors.

Sec. 13.

Exercise of Investor Rights

1.	Investor rights, including but not limited to the conversion of the Convertible Bridge Loan, may only be exercised jointly by the Investors and upon demand of Investors whose aggregated Loan Amounts exceed 50% of the total Loan Amounts (“Investor Majority”), unless specified differently in this Agreement.

2.	Each Investor shall exercise his rights in accordance with the decision of the Investor Majority and shall procure to take all measures required to not block or prevent such decision of the Investor Majority and its implementation.

Sec. 14.

Expenses

The Company shall pay the Investors’ reasonable due diligence and legal expenses (including VAT, if applicable), limited to an aggregate amount of EUR 6,500.00 for all Investors, subject to the Convertible Bridge Loan being paid out.

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Sec. 15.

Final Provisions

1.	Each of the Shareholders shall be entitled to transfer its rights and obligations under this Agreement together with the shares to which such rights and obligations relate in whole or in part, provided that such Shareholder may transfer his shares under the CSA 2012.

2.	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to impose on his individual legal successors, if any, the rights and obligations arising under this Agreement in such a way, that his individual legal successors are bound by the rights and obligations under this Agreement as if they had themselves undertaken these rights and obligations. This shall also apply to the obligation undertaken in this para. 2 to impose the rights and obligations under this Agreement on any individual legal successors.

3.	The Shareholders are entitled to the rights under this Agreement to the exclusion of any joint entitlement, i.e. in such a way that each of the Share-holders may individually exercise the rights to which they are entitled, unless otherwise expressly provided in this Agreement. Joint and several liability (gesamtschuldnerische Hartung) of the Shareholders — including but not limited to the payment of the Loan Amounts to the Company — shall be excluded.

4.	Amendments and additions to this Agreement must be made in writing to be effective unless notarization is required. This shall also apply to a waiver of the written form requirement. Signatures transmitted by way of facsimile communication shall satisfy the written form requirement.

5.	Should individual terms of this Agreement be or become invalid or unenforceable or if this Agreement contains gaps, this shall not affect the validity of the remaining terms of this Agreement or the CSA 2012. In place of the invalid, unenforceable or missing term, such valid term which the parties would reasonably have agreed, had they been aware at the conclusion of this Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed. Should a term of this Agreement be or become invalid because of the scope or time of performance for which it provides, then the agreed scope or time of performance shall be amended to correspond with the extent legally permitted.

6.	The Parties shall keep strictly confidential the fact that they have entered into negotiations regarding the transactions contemplated in this Agreement and the contents of such negotiations and the contents of this Agreement, except if and to the extent that disclosure is required by law or stock exchange regulations and the other parties have been notified of such requirement. This Agreement, however, may be shared with the existing shareholders and potential outside investors. Furthermore, the Parties are permitted to share such information with the persons/entities/bodies mentioned in Sec. 22 para. (2) sentence 2 of the CSA 2012. In particular, Technologie Beteiligungsfonds II Bayern GmbH & Co. KG and KfW shall be allowed to disclose their participations in the Company vis-à-vis the Bavarian Supreme Auditing Agency (Bayerischer Oberster Rechnungshot), the Federal Supervisory Agency (Bundesrechungshof) and the Federal Department of Economics (Bundeswirtschaftsministerium) as required by applicable law.

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7.	Prior to any announcement, the Company and the Investors shall agree upon the form and contents of any press release with respect to this Convertible Bridge Loan.

8.	With regard to the signing of the Agreement, signatures transmitted by way of facsimile communication shall suffice and be binding. Reception of an original copy of this Agreement signed by all Parties is not a condition for the validity of this Agreement.

9.	This Agreement is governed by and shall be construed in accordance with the laws of Germany, without regard to its provisions of private international law and excluding the UN Sales Convention.

10.	To the extent legally permissible, place of venue and performance shall be Munich. All disputes arising in connection with this Agreement shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law and according to the Arbitration Agreement enclosed as Exhibit 15.10. This shall include disputes regarding the validity, the performance or the termination of this Investment Agreement in whole or in part including possible amendments of the same. The place of arbitration is Munich. The arbitration tribunal consists of three arbitrators. The language of the arbitration proceeding is English.

11.	The Exhibits to this Agreement are an essential part of it. The headings in this Agreement only serve for a better orientation and are of no significance for the content and interpretation of this Agreement. Explanations in a provision or Exhibit to this Agreement are also deemed to be listed for purposes of all other provisions or Exhibits.

12.	German definitions in this document shall take precedence over the respective English terms.

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Freising, this 12th of November, 2012

/s/ Claus Schalper	/s/ Hans Küpper
PIERIS AG signed for and on behalf of the Management Board	PIERIS AG signed for and on behalf of the supervisory Board

/s/ Authorized Signatory	/s/ Authorized Signatory
Orbimed Private Investments III, LP	Orbimed Associates III, LLC

/s/ Authorized Signatory	/s/ Authorized Signatory
Novo Nordisk A/S	Transconnect Corporate Finance Beratungs GmbH

/s/ Authorized Signatory	/s/ Authorized Signatory
BioM AG	BioM Venture Capital GmbH & Co. KG

/s/ Authorized Signatory	/s/ Authorized Signatory
The Global Life Science Ventures Fonds II GmbH & Co. KG	The Global Life Science Ventures Fund II LP

/s/ Authorized Signatory	/s/ Authorized Signatory
Gilde Europe & Agribusiness Fund B.V.	Baytech Venture Capital GmbH & Co. KG

/s/ Authorized Signatory	/s/ Authorized Signatory
Coöperative AAC LS U.A.	KfW

/s/ Authorized Signatory	/s/ Arne Skerra
Technologie Beteiligungsfonds II Byern GmbH & Co. KG (Byern Kapital)	Prof. Skerra Bet. GmbH

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/s/ Steffen Schlehuber	/s/ Claus Schalper
Dr. Steffen Schlehuber	Claus Schalper

/s/ Karsten Schürrie	/s/ Martin Pöhlchen
Dr. Karsten Schürrie	MAPO Bet. GmbH

/s/ Arne Skerra	/s/ Martin Pöhlchen
Prof. Dr. Arne Skerra	Dr. Martin Pöhlchen

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Table of Annexes to the Convertible Bridge Loan Agreement

Exhibit A:	List of Holders of Common Shares, of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B and of Indirect Shareholders

Exhibit B:	Consolidated Shareholders’ Agreement 2012 dated November 12, 2012

Exhibit C:	Conversion Notice

Exhibit 15.10	Arbitration Agreement

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Exhibit A:

List of Holders of Common Shares, of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B and of Indirect Shareholders

Name	Participation as
Prof. Skerra Beteiligungsgesellschaft mbH, Max Lehner-Straße 19, 85354 Freising, Germany	Holder of Common Shares

Dr. Steffen Schlehuber, In den Kappesgärten 22, 67152 Ruppertsberg, Germany	Holder of Common Shares

Claus Schalper, Ismaningerstraße 62,81675 Munich, Germany	Holder of Common Shares

Dr. Karsten Schürrle, Palmstraße 7,60316 Frankfurt a.M., Germany	Holder of Common Shares

MAPO Beteiligungsgesellschaft mbH, Hubertusweg 34, 85540 Haar, Germany	Holder of Common Shares

BioM Aktiengesellschaft Munich, BioTech Development, Am Klopferspitz 19,82152 Planegg, Germany	Holder of Common Shares Holder of Preferred Shares Series B

BioM Venture Capital GmbH & Fonds KG, Am Klopferspitz 19, 82152 Planegg, Germany	Holder of Common Shares Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Transconnect Corporate Finance Beratungs GmbH, Prinzregentenstraße 56, 80538 Munich, Germany	Holder of Common Shares Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

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The Global Life Science Ventures Fonds II GmbH & Co. KG, Von-der-Tann-Straße 3, 80539 Munich, Germany	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

The Global Life Science Ventures Fund II Limited Partnership, PO Box 431, Alexander House,13-15 Victoria Road, St. Peter Port, Guernsey, G41 3ZD	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Gilde Europe Food & Agribusiness Fund B.V., Newtonlaan 91, 3584 BP Utrecht, The Netherlands	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

BayTech Venture Capital GmbH & Co. KG, Theatinerstraße 7, 80353 Munich, Germany	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Coöoperatieve AAC LS U.A., Gooimeer 2-35, P.O. Box 5187, 1410 AD Naarden, The Netherlands	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

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KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn	Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Technologie Beteiligungsfonds Bayern II GmbH & Co. KG, Altstadt 72, 84028 Landshut, (BayernKapital)	Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Orbimed Private Investments III, LP, 601 Lexington Ave, Floor 54, New York, NY 10022, USA	Holder of Preferred Shares Series B

Orbimed Associates III, LLC, 601 Lexington Ave, Floor 54, New York, NY 10022, USA	Holder of Preferred Shares Series B

Novo Nordisk A/S, Novo Allé, 2880 Bagsvrd, Denmark	Holder of Preferred Shares Series B

Prof. Dr. Arne Skerra, Max-Lehner-Straße 19, 85354 Freising, Germany	Indirect Shareholder

Dr. Martin Pohlchen, Hubertusweg 34, 85540 Haar, Germany	Indirect Shareholder

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Exhibit B

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Exhibit C:

Conversion Notice

To:

PIERIS AG

Management Board

Lise-Meitner-Str. 30

85354 Freising

Germany

We, the Investors as listed in Sec. 1 para. (2) of the Convertible Bridge Loan Agreement dated November 12, 2012 (the “Convertible Bridge Loan Agreement”), have granted PIERIS AG, a company registered in the commercial register of the local court of Munich under No. HRB 133223 (the “Company”), a convertible bridge loan in the total amount of EUR 2,000,000 (the “Convertible Bridge Loan”), in accordance with the Convertible Bridge Loan Agreement.

In relation to the Convertible Bridge Loan, the amount of

EUR

has not been repaid by the Company to the Investors (the “Remaining Loan Amount”) as of the date of this Conversion Notice.

Based on the foregoing, we hereby request conversion

☐	of the whole Remaining Loan Amount

☐	of EUR of the Remaining Loan Amount

pursuant to

☐	Sec. 9 para. (1) of the Convertible Bridge Loan Agreement (after the Maturity Date) into series B shares of the Company.

☐	Sec. 9 para. (2) of the Convertible Bridge Loan Agreement (occurrence of an Exit Event prior to the Maturity Date) into series B shares of the Company.

☐	Sec. 9 para. (3) of the Convertible Bridge Loan Agreement (closing of a Qualified Financing) into Qualified Financing Shares.

Conversion shall be effected in accordance with the provisions of the Convertible Bridge Loan Agreement at the price and on the terms set out in the Convertible Bridge Loan Agreement.

All terms used herein shall have the meaning as given to them in the Convertible Bridge Loan Agreement.

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With regard to the signing of this Conversion Notice, signatures transmitted by way of facsimile communication shall suffice and be binding.

Freising,             ,

Orbimed Private Investments III, LP	Orbimed Associates III, LLC

Novo Nordisk A/S	Transconnect Corporate Finance Beratungs GmbH

BioM AG	BioM Venture Capital GmbH & Co. KG

The Global Life Science Ventures Fonds II GmbH & Co. KG	The Global Life Science Ventures Fund II LP

Gilde Europe & Agribusiness Fund B.V.	Baytech Venture Capital GmbH & Co. KG

Coöperative AAC LS U.A.	KfW

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Technologie Beteiligungsfonds II Byern GmbH & Co. KG (Byern Kapital)

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Exhibit 15.10

Arbitration Agreement

1	With regard to all disputes arising out of the Convertible Bridge Loan Agreement and Consolidated Shareholders’ Agreement of Pieris AG, Lise-Meitner-Strasse 30, 85354 Freising, the Parties agree on the following arbitration clause:

2.	Place of venue and performance shall, to the extent legally permissible, be Munich. All disputes arising in connection with the Convertible Bridge Loan and the Consolidated Shareholders’ Agreement shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. This shall include disputes regarding the validity, the performance or the termination of the Convertible Bridge Loan and the Consolidated Shareholders’ Agreement in whole or in part including possible amendments of the same. The place of arbitration is Munich. The arbitral tribunal consists of three arbitrators. The language of the arbitral proceedings is English.

Freising, November 12, 2012

/s/ Claus Schalper	/s/ Hans Küpper
PIERIS AG signed for and on behalf of the Management Board	PIERIS AG signed for and on behalf of the supervisory Board

/s/ Authorized Signatory	/s/ Authorized Signatory
Orbimed Private Investments III, LP	Orbimed Associates III, LLC

/s/ Authorized Signatory	/s/ Authorized Signatory
Novo Nordisk A/S	Transconnect Corporate Finance Beratungs GmbH

/s/ Authorized Signatory	/s/ Authorized Signatory
BioM AG	BioM Venture Capital GmbH & Co. KG

/s/ Authorized Signatory	/s/ Authorized Signatory
The Global Life Science Ventures Fonds II GmbH & Co. KG	The Global Life Science Ventures Fund II LP

/s/ Authorized Signatory	/s/ Authorized Signatory
Gilde Europe & Agribusiness Fund B.V.	Baytech Venture Capital GmbH & Co. KG

/s/ Authorized Signatory	/s/ Authorized Signatory
Coöperative AAC LS U.A.	KfW

/s/ Authorized Signatory	/s/ Arne Skerra
Technologie Beteiligungsfonds II Byern GmbH & Co. KG (Byern Kapital)	Prof. Skerra Bet. GmbH

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/s/ Steffen Schlehuber	/s/ Claus Schalper
Dr. Steffen Schlehuber	Claus Schalper

/s/ Karsten Schürrie	/s/ Martin Pöhlchen
Dr. Karsten Schürrie	MAPO Bet. GmbH

/s/ Arne Skerra	/s/ Martin Pöhlchen
Prof. Dr. Arne Skerra	Dr. Martin Pöhlchen

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